Exhibit 99.1
First Western Reports Second Quarter 2024 Financial Results
Second Quarter 2024 Summary
•Book value per common share increased 0.1% from $25.52 in Q1 2024 to $25.55 in Q2 2024. Tangible book value per common share(1) increased 0.2% from $22.21 in Q1 2024 to $22.27 in Q2 2024
•Net interest margin stabilized during the quarter, with a slight increase of 1 basis point from 2.34% in Q1 2024 to 2.35% in Q2 2024
•Net income available to common shareholders of $1.1 million in Q2 2024, compared to $2.5 million in Q1 2024
•Diluted earnings per share of $0.11 in Q2 2024, compared to $0.26 in Q1 2024
•Total capital to risk-weighted assets ratio of 13.44% in Q2 2024, compared to 13.15% in Q1 2024
Denver, Colo., July 23, 2024 – First Western Financial, Inc. (“First Western” or the “Company”) (NASDAQ: MYFW), today reported financial results for the second quarter ended June 30, 2024.
Net income available to common shareholders was $1.1 million, or $0.11 per diluted share, for the second quarter of 2024. This compares to net income of $2.5 million, or $0.26 per diluted share, for the first quarter of 2024, and net income of $1.5 million, or $0.16 per diluted share, for the second quarter of 2023.

Scott C. Wylie, CEO of First Western, commented, "During the second quarter, we continued to prioritize prudent risk management and a conservative approach to new loan production, which resulted in our balance sheet remaining relatively flat in the quarter. We also continued to execute well on our strategic priorities including maintaining disciplined expense control, adding new deposit relationships, and generating strong contributions of non-interest income from our wealth management and mortgage banking businesses, which combined with our prudent balance sheet management resulted in a further increase in our tangible book value per share. Our performance grew stronger as we moved through the quarter with increases in both loans and deposits in June and an increase in our net interest margin.

“We are benefiting from the strength of the franchise we have built to upgrade our banking talent throughout our markets as we fill open positions. These new additions, along with strong execution across our entire organization on our business development initiatives, are positively impacting our pipelines in all areas of our business including loans, deposits, mortgage banking, and investment management. Based on the positive trends we are currently seeing, we expect to generate a higher level of profitability in the second half of the year, while also continuing to make investments in talent and technology that will further enhance our ability to generate profitable growth in the future,” said Mr. Wylie.

	For the Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands, except per share data)	2024	2024	2023
Earnings Summary
Net interest income	$15,778	$16,070	$18,435
Provision for credit losses	2,334	72	1,843
Total non-interest income	6,972	7,277	3,962
Total non-interest expense	19,001	19,696	18,519
Income before income taxes	1,415	3,579	2,035
Income tax expense	339	1,064	529
Net income available to common shareholders	1,076	2,515	1,506
Basic earnings per common share	0.11	0.26	0.16
Diluted earnings per common share	0.11	0.26	0.16

Return on average assets (annualized)	0.15%	0.35%	0.21%
Return on average shareholders' equity (annualized)	1.73	4.10	2.49
Return on tangible common equity (annualized)(1)	2.00	4.71	2.86
Net interest margin	2.35	2.34	2.73
Efficiency ratio(1)	82.13	83.44	74.48
____________________
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Operating Results for the Second Quarter 2024
Revenue
Total income before non-interest expense was $20.4 million for the second quarter of 2024, compared to $23.3 million for the first quarter of 2024. Gross revenue(1) was $23.1 million for the second quarter of 2024, compared to $23.5 million for the first quarter of 2024. The decrease in total income before non-interest expense was primarily driven by an increase in Provision for credit losses. Relative to the second quarter of 2023, total income before non-interest expense decreased 0.7% from $20.6 million. Gross revenue decreased 6.9% from $24.8 million for the second quarter of 2023. The decrease was driven by a decrease in Net interest income as a result of higher Interest expense due to higher deposit costs, offset partially by higher Interest income and Net mortgage gains.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Net Interest Income
Net interest income for the second quarter of 2024 was $15.8 million, a decrease of 1.9% from $16.1 million in the first quarter of 2024. The decrease quarter over quarter was primarily driven by a decline in interest-bearing deposits in other financial institutions. Relative to the second quarter of 2023, net interest income decreased 14.1% from $18.4 million. The decrease compared to the prior year was due to higher Interest expense driven primarily by higher deposit costs, offset partially by higher Interest income.

Net Interest Margin
Net interest margin for the second quarter of 2024 increased 1 basis point to 2.35% from 2.34% reported in the first quarter of 2024, primarily due to higher loan yields offset partially by continued pricing pressure on interest-bearing deposits and an unfavorable mix shift in the deposit portfolio.
The yield on interest-earning assets increased 9 basis points to 5.67% in the second quarter of 2024 from 5.58% in the first quarter of 2024 and the cost of interest-bearing deposits increased 6 basis points to 4.19% in the second quarter of 2024 from 4.13% in the first quarter of 2024.
Relative to the second quarter of 2023, net interest margin decreased from 2.73%, primarily due to pricing pressure on interest-bearing deposits and an unfavorable mix shift in the deposit portfolio, offset partially by higher loan yields.
Non-interest Income
Non-interest income for the second quarter of 2024 was $7.0 million compared to $7.3 million in the first quarter of 2024. The decrease was primarily driven by higher loan prepayment penalties impacting Bank fees during the first quarter of 2024, partially offset by higher Net gain on mortgage loans due to higher origination volume.
Relative to the second quarter of 2023, non-interest income increased 76.0% from $4.0 million. Increases were driven primarily by an increase in net gain on mortgage loans, a decrease in net loss on loans accounted for under the fair value option and a decrease in other non-interest loss which included an asset impairment write down in second quarter of 2023.
Non-interest Expense
Non-interest expense for the second quarter of 2024 was $19.0 million compared to $19.7 million for the first quarter of 2024. The decrease was driven by a decrease in legal fees and fraud losses.
Relative to the second quarter of 2023, non-interest expense increased 2.6% from $18.5 million, driven primarily by technology enhancements and an increase in occupancy costs.
The Company’s efficiency ratio(1) was 82.1% in the second quarter of 2024, compared with 83.4% in the first quarter of 2024 and 74.5% in the second quarter of 2023.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Income Taxes
The Company recorded Income tax expense of $0.3 million for the second quarter of 2024, compared to Income tax expense of $1.1 million for the first quarter of 2024 and $0.5 million for the second quarter of 2023. The decrease was attributable to the decrease in Income before income taxes.
Loans
Total loans held for investment were $2.46 billion as of June 30, 2024, a decrease of 0.8% from $2.48 billion as of March 31, 2024. The decline was due to a net decrease in the construction, cash, securities and other, and commercial and industrial portfolios offset partially by net growth in the commercial real estate portfolio. Relative to the second quarter of 2023, total loans held for investment decreased 1.6% year over year compared to $2.50 billion as of June 30, 2023.

Deposits
Total deposits were $2.41 billion as of June 30, 2024, compared to $2.53 billion as of March 31, 2024. The decrease was driven primarily by seasonal tax payments, operating account fluctuations and clients using liquidity for strategic investments. Relative to the second quarter of 2023, total deposits increased from $2.38 billion as of June 30, 2023, driven primarily by interest-bearing deposits due to new and expanded deposit relationships.
Borrowings
Federal Home Loan Bank (“FHLB”) and Federal Reserve borrowings were a combined $191.5 million as of June 30, 2024, an increase of $122.0 million from $69.5 million as of March 31, 2024. The change when compared to March 31, 2024 was driven by an increase in FHLB borrowing due to the deposit runoff that occurred in the quarter. Relative to the second quarter of 2023, borrowings decreased $121.1 million from $312.6 million as of June 30, 2023. The change in FHLB borrowings from June 30, 2023 is driven by an increase in deposits, decrease in loans, and a decrease in excess liquidity that had been carried on the balance sheet as a result of the banking crisis in early 2023.
Subordinated notes were $52.5 million as of June 30, 2024, compared to $52.4 million as of March 31, 2024. Subordinated notes increased $0.3 million from $52.2 million as of June 30, 2023.
Assets Under Management

Assets Under Management (“AUM”) decreased during the second quarter to $7.01 billion as of June 30, 2024, compared to $7.14 billion as of March 31, 2024. The decrease in AUM during the quarter was driven by asset withdrawals in custody accounts that have minimal impact on Trust and Investment Management fees. Total AUM increased by $0.51 million compared to June 30, 2023 from $6.50 billion, which was primarily attributable to improving market conditions year-over-year resulting in an increase in the value of AUM.
Credit Quality
Non-performing assets totaled $49.3 million, or 1.68% of total assets, as of June 30, 2024, compared to $46.0 million, or 1.57% of total assets, as of March 31, 2024. The increase was primarily due to the foreclosure on two properties used as collateral for one participated loan balance, which increased OREO by a greater amount than the resulting decrease in non-performing loans. As of June 30, 2023, non-performing assets totaled $10.3 million, or 0.34% of total assets. Relative to the second quarter of 2023, the increase in non-performing assets was due to the net addition of $36.9 million in loans added throughout 2023, due primarily to the addition of one large loan relationship.
During the second quarter of 2024 the Company recorded a provision expense of $2.3 million, compared to a provision expense of $0.1 million in the first quarter of 2024 and $1.8 million in the second quarter of 2023. The increase in provision expense recorded in the second quarter of 2024 compared to first quarter of 2024 was primarily driven by increased provision on individually analyzed loans.

Capital
As of June 30, 2024, First Western (“Consolidated”) and First Western Trust Bank (“Bank”) exceeded the minimum capital levels required by their respective regulators. As of June 30, 2024, the Bank was classified as “well capitalized,” as summarized in the following table:

June 30,
2024
Consolidated Capital
Tier 1 capital to risk-weighted assets	9.92%
Common Equity Tier 1 ("CET1") to risk-weighted assets	9.92
Total capital to risk-weighted assets	13.44
Tier 1 capital to average assets	7.91

Bank Capital
Tier 1 capital to risk-weighted assets	11.22%
CET1 to risk-weighted assets	11.22
Total capital to risk-weighted assets	12.35
Tier 1 capital to average assets	8.95
Book value per common share increased 0.1% from $25.52 as of March 31, 2024 to $25.55 as of June 30, 2024. Book value per common share increased 0.7% from $25.38 as of June 30, 2023.
Tangible book value per common share(1) increased 0.2% from $22.21 as of March 31, 2024, to $22.27 as of June 30, 2024. Tangible book value per common share increased 1.1% from $22.03 as of June 30, 2023.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Conference Call, Webcast and Slide Presentation
The Company will host a conference call and webcast at 10:00 a.m. MT/ 12:00 p.m. ET on Wednesday, July 24, 2024. Telephone access: https://register.vevent.com/register/BI9009534197b84a16957a4d26aa92a1fe.
A slide presentation relating to the second quarter 2024 results will be accessible prior to the scheduled conference call. The slide presentation and webcast of the conference call can be accessed on the Events and Presentations page of the Company’s investor relations website at https://myfw.gcs-web.com.
About First Western
First Western is a financial services holding company headquartered in Denver, Colorado, with operations in Colorado, Arizona, Wyoming, California, and Montana. First Western and its subsidiaries provide a fully integrated suite of wealth management services on a private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services. First Western’s common stock is traded on the Nasdaq Global Select Market under the symbol “MYFW.” For more information, please visit www.myfw.com.

Non-GAAP Financial Measures
Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include “Tangible Common Equity,” “Tangible Common Book Value per Share,” “Return on Tangible Common Equity,” “Efficiency Ratio,” “Gross Revenue,” and “Allowance for Credit Losses to Adjusted Loans". The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. Reconciliation of non-GAAP financial measures, to GAAP financial measures are provided at the end of this press release.

Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “position,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “opportunity,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, without limitation, the lack of soundness of other financial institutions or financial market utilities may adversely affect the Company; the Company’s ability to engage in routine funding and other transactions could be adversely affected by the actions and commercial soundness of other financial institutions; financial institutions are interrelated because of trading, clearing, counterparty or other relationships; defaults by, or even rumors or questions about, one or more financial institutions or financial market utilities, or the financial services industry generally, may lead to market-wide liquidity problems and losses of client, creditor and counterparty confidence and could lead to losses or defaults by other financial institutions, or the Company; integration risks and projected cost savings in connection with acquisitions; the risk of geographic concentration in Colorado, Arizona, Wyoming, California, and Montana; the risk of changes in the economy affecting real estate values and liquidity; the risk in our ability to continue to originate residential real estate loans and sell such loans; risks specific to commercial loans and borrowers; the risk of claims and litigation pertaining to our fiduciary responsibilities; the risk of competition for investment managers and professionals; the risk of fluctuation in the value of our investment securities; the risk of changes in interest rates; and the risk of the adequacy of our allowance for credit losses and the risk in our ability to maintain a strong core deposit base or other low-cost funding sources. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 15, 2024 (“Form 10-K”), and other documents we file with the SEC from time to time. We urge readers of this news release to review the “Risk Factors” section our Form 10-K and any updates to those risk factors set forth in our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and our other filings with the SEC. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
Contacts:
Financial Profiles, Inc.
Tony Rossi
310-622-8221
MYFW@finprofiles.com
IR@myfw.com

First Western Financial, Inc.
Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands, except per share amounts)	2024	2024	2023
Interest and dividend income:
Loans, including fees	$35,275	$35,139	$33,583
Loans accounted for under the fair value option	168	209	351
Investment securities	651	603	627
Interest-bearing deposits in other financial institutions	1,855	2,352	1,666
Dividends, restricted stock	105	95	145
Total interest and dividend income	38,054	38,398	36,372

Interest expense:
Deposits	20,848	20,622	15,864
Other borrowed funds	1,428	1,706	2,073
Total interest expense	22,276	22,328	17,937
Net interest income	15,778	16,070	18,435
Less: provision for credit losses	2,334	72	1,843
Net interest income, after provision for credit losses	13,444	15,998	16,592

Non-interest income:
Trust and investment management fees	4,875	4,930	4,602
Net gain on mortgage loans	1,820	1,264	774
Net gain on loans held for sale	—	117	—
Bank fees	327	891	591
Risk management and insurance fees	109	49	103
Income on company-owned life insurance	106	105	91
Net loss on loans accounted for under the fair value option	(315)	(302)	(1,124)
Unrealized loss recognized on equity securities	(2)	(6)	(11)
Other	52	229	(1,064)
Total non-interest income	6,972	7,277	3,962
Total income before non-interest expense	20,416	23,275	20,554

Non-interest expense:
Salaries and employee benefits	11,097	11,267	11,148
Occupancy and equipment	2,080	1,976	1,939
Professional services	1,826	2,411	1,858
Technology and information systems	1,042	1,010	831
Data processing	1,101	948	1,052
Marketing	243	194	379
Amortization of other intangible assets	56	57	62
Other	1,556	1,833	1,250
Total non-interest expense	19,001	19,696	18,519
Income before income taxes	1,415	3,579	2,035
Income tax expense	339	1,064	529
Net income available to common shareholders	$1,076	$2,515	$1,506
Earnings per common share:
Basic	$0.11	$0.26	$0.16
Diluted	0.11	0.26	0.16

First Western Financial, Inc.
Condensed Consolidated Balance Sheets (unaudited)

	June 30,	March 31,	June 30,
(Dollars in thousands)	2024	2024	2023
Assets
Cash and cash equivalents:
Cash and due from banks	$6,374	$8,136	$6,285
Interest-bearing deposits in other financial institutions	239,425	249,753	291,283
Total cash and cash equivalents	245,799	257,889	297,568

Held-to-maturity securities (fair value of $71,067, $64,908 and $69,551, respectively), net of allowance for credit losses of $71	78,927	72,303	77,469
Correspondent bank stock, at cost	10,804	4,461	13,518
Mortgage loans held for sale, at fair value	26,856	10,470	19,746
Loans (includes $10,190, $11,922, and $20,807 measured at fair value, respectively)	2,456,063	2,475,524	2,495,582
Allowance for credit losses	(27,319)	(24,630)	(22,044)
Loans, net	2,428,744	2,450,894	2,473,538
Premises and equipment, net	24,657	24,869	25,473
Accrued interest receivable	11,339	11,919	11,135
Accounts receivable	5,118	4,980	5,116
Other receivables	4,875	5,254	3,331
Other real estate owned, net	11,421	—	—
Goodwill and other intangible assets, net	31,741	31,797	31,977
Deferred tax assets, net	6,123	5,695	7,202
Company-owned life insurance	16,741	16,635	16,333
Other assets	34,410	35,051	23,240
Total assets	$2,937,555	$2,932,217	$3,005,646

Liabilities
Deposits:
Noninterest-bearing	$396,702	$434,236	$514,241
Interest-bearing	2,014,190	2,097,734	1,861,153
Total deposits	2,410,892	2,531,970	2,375,394
Borrowings:
Federal Home Loan Bank and Federal Reserve borrowings	191,505	69,484	312,600
Subordinated notes	52,451	52,397	52,223
Accrued interest payable	2,243	2,415	1,788
Other liabilities	33,589	30,423	21,399
Total liabilities	2,690,680	2,686,689	2,763,404

Shareholders’ Equity
Total shareholders’ equity	246,875	245,528	242,242
Total liabilities and shareholders’ equity	$2,937,555	$2,932,217	$3,005,646

First Western Financial, Inc.
Consolidated Financial Summary (unaudited)

	June 30,	March 31,	June 30,
(Dollars in thousands)	2024	2024	2023
Loan Portfolio
Cash, Securities, and Other(1)	$143,720	$151,178	$150,679
Consumer and Other	15,645	18,556	21,866
Construction and Development	309,146	333,284	313,227
1-4 Family Residential	904,569	910,129	878,670
Non-Owner Occupied CRE	609,790	562,862	561,880
Owner Occupied CRE	189,353	194,338	218,651
Commercial and Industrial	277,973	297,573	338,679
Total	2,450,196	2,467,920	2,483,652
Loans accounted for under the fair value option	10,494	12,276	18,274
Total loans held for investment	2,460,690	2,480,196	2,501,926
Deferred (fees) costs and unamortized premiums/(unaccreted discounts), net(2)	(4,627)	(4,672)	(6,344)
Loans (includes $10,190, $11,922, and $20,807 measured at fair value, respectively)	$2,456,063	$2,475,524	$2,495,582
Mortgage loans held for sale	26,856	10,470	19,746

Deposit Portfolio
Money market deposit accounts	$1,342,753	$1,503,598	$1,297,732
Time deposits	519,597	442,834	376,147
Negotiable order of withdrawal accounts	135,759	132,415	168,537
Savings accounts	16,081	18,887	18,737
Total interest-bearing deposits	2,014,190	2,097,734	1,861,153
Noninterest-bearing accounts	396,702	434,236	514,241
Total deposits	$2,410,892	$2,531,970	$2,375,394
____________________
(1) Includes PPP loans of $3.1 million as of June 30, 2024, $3.8 million as of March 31, 2024, and $5.6 million as of June 30, 2023.
(2) Includes fair value adjustments on loans held for investment accounted for under the fair value option.

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2024	2024	2023
Average Balance Sheets
Assets
Interest-earning assets:
Interest-bearing deposits in other financial institutions	$141,600	$177,523	$135,757
Investment securities	75,461	74,666	80,106
Correspondent bank stock	4,801	4,451	8,844
Loans	2,443,937	2,490,300	2,451,762
Mortgage loans held for sale	20,254	6,752	15,841
Loans held at fair value	11,314	13,134	19,825
Total interest-earning assets	2,697,367	2,766,826	2,712,135
Allowance for credit losses	(24,267)	(23,974)	(20,077)
Noninterest-earning assets	143,514	124,144	124,561
Total assets	$2,816,614	$2,866,996	$2,816,619

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$2,001,691	$2,008,246	$1,847,788
FHLB and Federal Reserve borrowings	67,196	92,195	123,578
Subordinated notes	52,414	52,360	52,186
Total interest-bearing liabilities	2,121,301	2,152,801	2,023,552
Noninterest-bearing liabilities:
Noninterest-bearing deposits	412,741	446,457	527,562
Other liabilities	34,051	22,250	23,850
Total noninterest-bearing liabilities	446,792	468,707	551,412
Total shareholders’ equity	248,521	245,488	241,655
Total liabilities and shareholders’ equity	$2,816,614	$2,866,996	$2,816,619

Yields/Cost of funds (annualized)
Interest-bearing deposits in other financial institutions	5.27%	5.33%	4.92%
Investment securities	3.47	3.25	3.14
Correspondent bank stock	8.80	8.58	6.58
Loans	5.75	5.66	5.46
Loan held at fair value	5.97	6.40	7.10
Mortgage loans held for sale	6.83	6.79	5.82
Total interest-earning assets	5.67	5.58	5.38
Interest-bearing deposits	4.19	4.13	3.44
Total deposits	3.47	3.38	2.68
FHLB and Federal Reserve borrowings	4.14	4.23	4.42
Subordinated notes	5.66	5.66	5.47
Total interest-bearing liabilities	4.22	4.17	3.56
Net interest margin	2.35	2.34	2.73
Net interest rate spread	1.45	1.41	1.82

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands, except share and per share amounts)	2024	2024	2023
Asset Quality
Non-performing loans	$37,909	$46,044	$10,273
Non-performing assets	49,330	46,044	10,273
Net (recoveries) charge-offs	(9)	—	8
Non-performing loans to total loans	1.54%	1.86%	0.41%
Non-performing assets to total assets	1.68	1.57	0.34
Allowance for credit losses to non-performing loans	72.06	53.49	214.58
Allowance for credit losses to total loans	1.11	1.00	0.89
Allowance for credit losses to adjusted loans(1)	1.12	1.00	0.89
Net charge-offs to average loans	*	—	*

Assets Under Management	$7,011,796	$7,141,453	$6,503,964

Market Data
Book value per share at period end	25.55	25.52	25.38
Tangible book value per common share(1)	22.27	22.21	22.03
Weighted average outstanding shares, basic	9,647,345	9,621,309	9,532,397
Weighted average outstanding shares, diluted	9,750,667	9,710,764	9,686,401
Shares outstanding at period end	9,660,549	9,621,309	9,545,071

Consolidated Capital
Tier 1 capital to risk-weighted assets	9.92%	9.77%	9.26%
CET1 to risk-weighted assets	9.92	9.77	9.26
Total capital to risk-weighted assets	13.44	13.15	12.41
Tier 1 capital to average assets	7.91	7.73	7.80

Bank Capital
Tier 1 capital to risk-weighted assets	11.22	11.00	10.34
CET1 to risk-weighted assets	11.22	11.00	10.34
Total capital to risk-weighted assets	12.35	12.02	11.23
Tier 1 capital to average assets	8.95	8.70	8.70
____________________
(1) Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
* Value results in an immaterial amount.

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)
Reconciliations of Non-GAAP Financial Measures

	As of or for the Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands, except share and per share amounts)	2024	2024	2023
Tangible Common
Total shareholders' equity	$246,875	$245,528	$242,242
Less: goodwill and other intangibles, net	31,741	31,797	31,977
Tangible common equity	$215,134	$213,731	$210,265

Common shares outstanding, end of period	9,660,549	9,621,309	9,545,071
Tangible common book value per share	$22.27	$22.21	$22.03
Net income available to common shareholders	1,076	2,515	1,506
Return on tangible common equity (annualized)	2.00%	4.71%	2.86%

Efficiency
Non-interest expense	$19,001	$19,696	$18,519
Less: amortization	56	57	62
Adjusted non-interest expense	$18,945	$19,639	$18,457

Total income before non-interest expense	$20,416	$23,275	$20,554
Less: unrealized (loss)/gain recognized on equity securities	(2)	(6)	(11)
Less: net loss on loans accounted for under the fair value option	(315)	(302)	(1,124)
Less: impairment of contingent consideration assets	—	—	(1,249)
Less: net gain on loans held for sale at fair value	—	117	—
Plus: provision for credit losses	2,334	72	1,843
Gross revenue	$23,067	$23,538	$24,781
Efficiency ratio	82.13%	83.44%	74.48%

Allowance for Credit Loss to Adjusted Loans
Total loans held for investment	2,460,690	2,480,196	2,501,926
Less: PPP loans	3,129	3,779	5,558
Less: loans accounted for under fair value	10,494	12,276	18,274
Adjusted loans	$2,447,067	$2,464,141	$2,478,094

Allowance for credit losses	$27,319	$24,630	$22,044
Allowance for credit losses to adjusted loans	1.12%	1.00%	0.89%